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                                                               Exhibit 99.(d)(3)

                      FIRST AMERICAN INVESTMENT FUNDS, INC.

                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
                             DATED AS OF MAY 3, 2007

         WHEREAS, First American Investment Funds, Inc., a Maryland corporation (the "Fund"), and FAF Advisors, Inc. (formerly U.S. Bancorp Piper Jaffray Asset Management, Inc.), a Delaware corporation (the "Advisor"), previously entered into that Investment Advisory Agreement dated April 2, 1991 (the "Advisory Agreement"); and

         WHEREAS, the Fund and the Advisor previously entered into a Supplement to the Advisory Agreement, dated as of December 31, 1993 (the "Prior Supplement"), which allowed the Advisor to perform its services under the Advisory Agreement, at the Advisor's option and expense, with respect to International Fund only, a series of the Fund, by appointing a sub-advisor, which was to assume such responsibilities and obligations of the Advisor pursuant to the Advisory Agreement as was delegated to the sub-advisor; and

         WHEREAS, the Fund and the Advisor wish to make provision in the Advisory Agreement for the oversight and supervision by the Advisor over any such sub-advisor appointed to perform services on behalf of International Fund and any other such series of the Fund currently in existence or which shall come into existence after the date of this amendment;

         NOW, THEREFORE, the Fund and the Advisor agree as follows:

1. In performing its services under the Advisory Agreement, the Advisor shall have the authority, at its own expense, subject to approval by the Board of Directors of the Fund (the "Board"), to enter into investment sub-advisory agreements with one or more sub-advisors ("Money Managers") with respect to any series of the Fund. Each Money Manager shall be registered under the Investment Advisers Act of 1940. The Advisor shall oversee and supervise the Money Managers and recommend to the Board their hiring, retention, and termination. Money Managers recommended to the Board by the Advisor shall be selected and approved by the Board, including a majority of the directors who are not "interested persons" of the Fund as defined in Section 2(a)(19) of the Investment Company Act of 1940 ("Independent Directors"). Each Money Manager shall have discretionary authority to invest the assets or a portion of the assets of the applicable series of the Fund (the "Sub-Advised Series"); provided, however, that any discretionary investment decisions made by the Money Manager on behalf of such Sub-Advised Series shall be subject to approval or ratification by the Advisor. The Advisor will compensate each Money Manager out of the fees paid to the Advisor under the Advisory Agreement. Any appointment of a Money Manager pursuant hereto shall in no way limit or diminish the Advisor's obligations and responsibilities under the Advisory Agreement.

2. The amendment is hereby ratified and confirmed in all respects and supersedes and replaces, in its entirety, the Prior Supplement.

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         IN WITNESS WHEREOF, the Fund and the Advisor have caused this amendment to be executed by their duly authorized officers as of the day and year first above written.


FIRST AMERICAN INVESTMENT FUNDS, INC.       FAF ADVISORS, INC.

By:      /s/ Jeffery M. Wilson              By:     /s/ Joseph M. Ulrey III
         --------------------------------           ----------------------------

Name:    Jeffery M. Wilson                  Name:   Joseph M. Ulrey III
         --------------------------------           ----------------------------

Title:   Vice President -- Administration   Title:  Chief Financial Officer
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